WEYCO GROUP ACQUIRES MAJORITY INTEREST IN ITS AUSTRALIA, ASIA PACIFIC AND SOUTH AFRICA LICENSEES

(Milwaukee, WI — January 23, 2009)  On January 23, 2009, Weyco Group, Inc. (“Weyco”) (Nasdaq: WEYS) entered into a series of transactions to acquire the majority interest in the licensees of its Florsheim, Stacy Adams and Nunn Bush branded shoes in the Australian, Asia Pacific and South African markets.  Weyco invested in a new subsidiary, Florsheim Australia Pty Ltd (“Florsheim Australia”), to acquire the operating assets and certain liabilities related to the Florsheim business from Figgins Holdings Pty Ltd, the former Australia licensee, and to acquire the stock of Florsheim South Africa Pty Ltd and Florsheim Asia Pacific Ltd, the other licensees.  David Venner, the former Chief Financial Officer of Figgins Holdings, will become the President of Florsheim Australia.  The aggregate purchase price of these acquisitions was approximately U.S. $10 million.  Total net sales for the combined businesses acquired were approximately U.S. $25 million for their fiscal year ended June 30, 2008, with the vast majority of sales under the Florsheim brand name.  The acquisition includes both wholesale and retail businesses, with 24 Florsheim stores in Australia, one Florsheim store in New Zealand and one store in Macau.

“This is an exciting time for us,” stated Tom Florsheim Jr., Weyco’s Chairman and Chief Executive Officer. “Over the years Florsheim has built a significant brand presence throughout these markets and the acquisition provides the opportunity to further develop this business and present a more unified brand image worldwide.  We are also very pleased that David Venner will be joining our team.  David brings a strong financial and operating knowledge of the Florsheim business in the Australian, Asia Pacific and South African markets.”

About Weyco Group

Weyco Group, Inc. designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams.  The Company also operates retail stores in the United States and Europe.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to:  (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.  Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske
Senior Vice President and Chief Financial Officer
414-908-1880